EXHIBIT 10.7

QUANEX BUILDING PRODUCTS CORPORATION

ANNUAL INCENTIVE AWARD AGREEMENT

«FIRST_NAME» «MI» «LAST_NAME»

Grantee

Date of Award:	<< >>

Individual Incentive Target:	<< >>Percent (<< >>%)

Threshold, Target, and Maximum Milestones, Performance Goals and Weighting	Set forth in Exhibit A

ANNUAL INCENTIVE AWARD

1. GRANT OF ANNUAL INCENTIVE AWARD. The Compensation Committee (the “Committee”) of the Board of Directors of Quanex Building Products Corporation, a Delaware corporation (the “Company”), subject to the terms and provisions of the Quanex Building Products Corporation 2008 Omnibus Incentive Plan, as amended (the “Plan”), hereby awards to you, the above-named Grantee, effective as of the Date of Award set forth above, an Annual Incentive Award under the Plan on the terms and conditions set forth in this Annual Incentive Award Agreement (this “Agreement”).

Under this Annual Incentive Award you have an opportunity to earn an incentive cash payment based upon the achievement of the Performance Goals assigned to you by the Committee and set forth on Exhibit A attached hereto for the one-year period beginning             , 20    , and ending                     , 20     (the “Performance Period”), as compared with the Threshold Milestone, Target Milestone and Maximum Milestone established for you by the Committee for the Performance Period and set forth on Exhibit A attached hereto.

2. FUNDING AND DETERMINATION. Notwithstanding anything to the contrary provided herein, in order for any amounts to be paid out in connection with this Agreement, [insert the metric goal that must be achieved for funding of bonus pool] (the “Performance Hurdle”). If the Performance Hurdle is met, then the total bonus pool for all 20     Annual Incentive Awards is funded at the maximum bonus opportunity level for each grantee of an Annual Incentive Award.

If the Performance Hurdle is met, the Committee will use the framework set forth in Exhibit A as a guideline for determining the extent to which Performance Goals were achieved, and your resulting Achieved Annual Incentive.

3. ACHIEVED INDIVIDUAL INCENTIVE. The aggregate amount payable to you under this Agreement as your Annual Incentive Award for the Performance Period is equal to your Achieved Individual Incentive for the Performance Period multiplied by your Salary (as defined below) for the Performance Period. The term “Achieved Individual Incentive” means the amount determined by the Committee using the following guidelines below:

3.1 If (a) the Target Milestones are achieved for the Performance Period (but the Maximum Milestones are not achieved for the Performance Period) and (b) you remain in the active employ of the Company Group through the last day of the Performance Period (except as otherwise provided in this Agreement), then the Achieved Individual Incentive will be equal to the Individual Incentive Target set forth above multiplied by the [number][fraction]     .

3.2 If (a) the Maximum Milestones are achieved for the Performance Period and (b) you remain in the active employ of the Company Group through the last day of the Performance Period (except as otherwise provided in this Agreement), then the Achieved Individual Incentive will be equal to the Individual Incentive Target set forth above multiplied by [number][fraction]     .

Annual Incentive Award

3.3 If (a) the Threshold Milestones are achieved for the Performance Period (but the Target Milestones are not achieved for the Performance Period) and (b) you remain in the active employ of the Company Group through the last day of the Performance Period (except as otherwise provided in this Agreement), then the Achieved Individual Incentive will be equal to the Individual Incentive Target set forth above multiplied by [number][fraction]     .

3.4 If the performance standard achieved with respect to a particular Performance Goal is between the Threshold Milestone and the Target Milestone or between the Target Milestone and the Maximum Milestone, the applicable Final Performance Factor shall be determined by interpolation.

For example, assume that the Committee grants an employee an annual incentive award under the Plan that is contingent upon achieving Performance Goal A and Performance Goal B, weighting the importance of the goals equally as 50% and 50%, respectively. The Committee establishes Threshold, Target and Maximum Milestones for each Performance Goal. The Individual Incentive Target is 1 if the Target Milestones are met, 2 if the Maximum Milestones are met and  3⁄4 if the Threshold Milestones are met. Finally, assume that the employee is awarded an Annual Incentive Award with an Individual Incentive Target of 100%, a Salary of $100,000 during the Performance Period, is continuously employed by the Company throughout the Performance Period and achieves the Maximum Milestone for Performance Goal A, and precisely halfway between the Target and Maximum Milestones for Performance Goal B. The total amount payable to the employee under the award is $175,000, which is determined as follows: .The amount payable to the employee with respect to Performance Goal A is $100,000 (50% (Performance Goal Percentage) x $100,000 (Salary) x 100% (Individual Incentive Target) x 2 = $100,000), and the amount payable to the employee with respect to Performance Goal B is $75,000 (50% (Performance Goal Percentage) x $100,000 (Salary) x 100% (Individual Incentive Target) x 1.5 = $75,000).

3.5 The term “Salary” means the cash amounts paid or payable by the Company Group to you as regular compensation for services rendered during the Performance Period (whether or not deferred), exclusive of bonuses, awards, reimbursement of expenses and fringe benefits.

3.6 The Committee may not increase the amount payable under this Agreement. Notwithstanding any other provision of this Agreement to the contrary, in its sole discretion, the Committee may reduce your Individual Incentive Target and reduce the amount of the Incentive Award payable under this Agreement.

3.7 Except as set forth in Exhibit A, if the Performance Hurdle is not achieved for the Performance Period, then the Award shall lapse with respect to such portion(s) and be forfeited without consideration as of the last day of the Performance Period.

3.8 The Committee’s determinations with respect to the Performance Period for purposes of this Agreement shall be binding upon all persons.

4. PAYMENT. Any amount payable to you pursuant to this Agreement will be paid to you by the legal entity that is a member of the Company Group and that is classified by the Company Group as your employer (the “Employer”) as soon as practicable after the end of the Performance Period but no later than March 15 of the calendar year in which the Performance Period ends (the “Payment Date”).

5. SEPARATION FROM SERVICE. Notwithstanding anything to the contrary in this Agreement, the following provisions will apply in the event of your Separation from Service (within the meaning of Section 409A (your “Separation from Service”)) from the Company and all Affiliates (the “Company Group”), before the last day of the Performance Period.

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5.1 Separation from Service Generally. Except as otherwise expressly provided to the contrary in this Section 5, in the event of your Separation from Service, all of your rights in this Agreement, including all rights to the Annual Incentive Award, will lapse and be completely forfeited without consideration on the date your employment terminates.

5.2 Change in Control. If a Change in Control of the Company occurs on or before the Ending Date, you do not incur a Separation from Service prior to that time, and the successor company in the Change in Control does not otherwise assume or substitute for the award granted hereby, then ten (10) business days after the closing date of the Change in Control of the Company, the Company or its successor will pay to you an amount in cash equal to the product of (A) the greater of (i) the Target Annual Incentive that would be paid to you under this Agreement or (ii) the Annual Incentive actually paid to you under an Annual Incentive Award granted to you for the fiscal year preceding the fiscal year in which the Change in Control occurs (including any deferred portion thereof), and (B) a fraction, the numerator of which is the number of days in the current fiscal year through the closing date of the Change in Control and the denominator of which is 365. Notwithstanding anything to the contrary contained in this Agreement or the Plan, if following the commencement of any discussion with a third person that ultimately results in a Change in Control of the Company, (i) your employment with the Company is terminated, (ii) you are removed from any material duties or position with the Company, (iii) your base salary is reduced, or (iv) your target annual bonus is reduced to an amount less than the target bonus paid to you during the previous fiscal year, then for all purposes of this Agreement, such Change in Control of the Company shall be deemed to have occurred on the date immediately prior to the date of such termination, removal, or reduction.

5.3 Disability. In the event of your Separation from Service due to your Disability before the last day of the Performance Period, then the Employer will pay to you in cash an amount equal to the product of (1) and (2) where (1) is the amount you would have received under this Agreement if you had not incurred a Separation from Service before the end of the Performance Period and (2) is a fraction, the numerator of which is the number of days from the beginning of the Performance Period through the date of your Separation from Service and the denominator of which is the number of days in the Performance Period. Any amount payable pursuant to this Section 5.3 will be paid by the Employer to you on the Payment Date.

5.4 Death. In the event of your Separation from Service due to your death before the last day of the Performance Period, then the Employer will pay to your estate in cash an amount equal to the product of (1) and (2) where (1) is the amount you would have received under this Agreement if you had not incurred a Separation from Service before the end of the Performance Period and (2) is a fraction, the numerator of which is the number of days from the beginning of the Performance Period through the date of your Separation from Service and the denominator of which is the number of days in the Performance Period. Any amount payable pursuant to this Section 5.4 will be paid by the Employer to your estate on the Payment Date.

5.5 Retirement. In the event of your Separation from Service due to your Retirement before the last day of the Performance Period, then the Employer will pay to you in cash an amount equal to the product of (1) and (2) where (1) is the amount you would have received under this Agreement if you had not incurred a Separation from Service before the end of the Performance Period and (2) is a fraction, the numerator of which is the number of days from the beginning of the Performance Period through the date of your Separation from Service and the denominator of which is the number of days in the Performance Period. Any amount payable pursuant to this Section 5.5 will be paid by the Employer to you on the Payment Date. For purposes of this Section 5.5 “Retirement” means your voluntary Separation from Service on or after the date on which (a) you are age 65 or (b) you are age 55 and have five years of service with the Company Group.

3	Annual Incentive Award

6. TAX WITHHOLDING. To the extent that the receipt of this Agreement or payment pursuant to this Agreement results in income, wages or other compensation to you for any income, employment or other tax purposes with respect to which the Employer has a withholding obligation, you shall deliver to the Employer at the time of such receipt or payment, as the case may be, such amount of money as the Employer may require to meet its obligation under applicable tax laws or regulations, and, if you fail to do so, the Employer is authorized to withhold from any payment under this Agreement or from any cash or stock remuneration or other payment then or thereafter payable to you by the Company Group any tax required to be withheld by reason of such taxable income, wages or compensation.

7. NONTRANSFERABILITY. Your rights under this Agreement and to any Annual Incentive Award that may be payable to you under this Agreement may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of (other than by will or the applicable laws of descent and distribution). Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement shall be void and the Company Group shall not be bound thereby.

8. CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The existence of the Annual Incentive Award shall not affect in any way the right or power of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

9. NOT AN EMPLOYMENT AGREEMENT. This Agreement is not an employment agreement, and no provision of this Agreement shall be construed or interpreted to create an employment relationship between you and the Company or any Affiliate or guarantee the right to remain employed by the Company or any Affiliate for any specified term.

10. LIMIT OF LIABILITY. Under no circumstances will the Company or an Affiliate be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan.

11. REIMBURSEMENT OF EXECUTIVE COMPENSATION IN RESTATEMENT SITUATIONS. To the extent permitted by law, and as determined by the Board in its judgment, the Company may require reimbursement of a portion of any payment to you under this Agreement when (a) the award payment was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement; and (b) a lower payment would have been made to you based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover the amount by which your cash payment for the relevant period exceeded the lower payment that would have been made based on the restated financial results. If there are multiple performance metrics and one is more readily calculable to determine whether a lower payment should have been made, then the same ratio or percentage applicable for the readily calculable metric shall be applied to the other metric(s) so that the entire bonus amount is recovered on a pro-rata basis to the event. No reimbursement shall be required if such material restatement was caused by or resulted from any change in accounting policy or rules.

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12. AGREEMENT TO REPAYMENT OF PERFORMANCE BASED INCENTIVE COMPENSATION WHEN PAYMENTS ARE REQUIRED UNDER FEDERAL LAW OR THE RULES OF AN EXCHANGE: Employee acknowledges that the Company is a publicly-traded entity subject to the laws and regulations of the United States Securities and Exchange Commission, as well as the requirements of the New York Stock Exchange. The Employee further acknowledges that the Company’s approved form agreements for performance-based incentive compensation granted to Employee contain certain “clawback” terms and provisions. Employee agrees to the terms and conditions of any policy adopted by the Company to comply with, or any decision of the Company to adhere to, any requirement or policy of the New York Stock Exchange (or any other exchange on which the securities of the Company are listed) pursuant to Section 10D of the Securities Exchange Act of 1934 (the “Policy”) from this point forward for any grants made previously or in the future. Section 10D provides for the recovery of incentive-based compensation that has been erroneously granted, earned, vested or paid because of one or more errors that are material in the financial statements of the Company. To the extent such Policy requires the repayment or recovery of incentive-based compensation granted to, or earned or received by Employee, or in which the Employee vested, whether granted, vested, earned or paid pursuant to any past or future award agreements or any other plan of incentive-based compensation maintained in the past or adopted in the future by the Company, Employee agrees to the forfeiture, recovery or repayment of such amounts to the extent required by such Policy.

13. EMPLOYER LIABLE FOR PAYMENT. The Employer is liable for the payment of any amounts that become due under this Agreement.

14. SECTION 409A OF THE INTERNAL REVENUE CODE. This Agreement and all payments made hereunder are intended to meet the short-term deferral exception described under section 1.409A-1(b)(4) of the applicable Treasury regulations, or otherwise comply with, Section 409A, and this Agreement shall be interpreted so as to effect that intent. By accepting this Award, you acknowledge and agree that (a) you are not relying upon any written or oral statement or oral statement or representation of the Company, its Affiliates, or any of their respective employees, directors, officers, attorneys or agents (collectively, the “Company Parties”) regarding the tax effects associated with execution of this Agreement and the payment made pursuant to the Plan, and (b) in deciding to enter into this Agreement, you are relying on your own judgment and the judgment of the professionals of your choice with whom you have consulted. By accepting this Award, you thereby release, acquit and forever discharge the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with the Award and this Agreement.

15. DELAYED PAYMENT IN CERTAIN CIRCUMSTANCES. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IF YOU ARE A SPECIFIED EMPLOYEE (WITHIN THE MEANING OF SECTION 409A) (A “SPECIFIED EMPLOYEE”) AND THE COMPANY DETERMINES THAT A PAYMENT HEREUNDER IS NOT PERMITTED TO BE PAID ON THE DATE SPECIFIED WITHOUT THE IMPOSITION OF ADDITIONAL TAXES, INTEREST OR PENALTIES UNDER SECTION 409A, THEN NO PAYMENTS SHALL BE MADE TO YOU PURSUANT TO THIS AWARD DUE TO A SEPARATION FROM SERVICE FOR ANY REASON BEFORE THE EARLIER OF THE DATE THAT IS SIX MONTHS AND A DAY AFTER THE DATE ON WHICH YOU INCUR SUCH SEPARATION FROM SERVICE (THE “SIX MONTH DELAY PERIOD”) OR FIVE BUSINESS DAYS FOLLOWING THE DATE OF YOUR DEATH.

16. PAYMENT TO RABBI TRUST IN CONNECTION WITH DELAYED PAYMENT. If the Company determines in its sole discretion that you are a Specified Employee as of any Payment Date and that Section 409A applies as set forth in Section 13 of this Agreement, then any such portion payable during the Six-Month Delay Period shall be transferred to a rabbi trust (which shall be a rabbi trust previously created by the Company that contains other amounts of deferred compensation payable by the Company or a rabbi trust created by the Company or its successor) as soon as administratively feasible

5	Annual Incentive Award

following the occurrence of the event giving rise to your right to such payment, except to the extent such transfer would subject you to penalties under the funding restriction provisions of Section 409A, as amended by the Pension Protection Act of 2006, and such amounts (together with earnings thereon determined in accordance with the terms of the trust agreement) shall be transferred from the trust to you upon the earlier of (i) the expiration of the Six-Month Delay Period, or (ii) any other earlier date permitted under Section 409A.

17. TAX-BASED PROGRAM CRITERIA. The Plan is designed to conform to the requirements of Section 162(m) of the Internal Revenue Code, which limits the amount the Company can deduct for non-performance-based compensation. Performance-based compensation meeting the requirements of the Internal Revenue Code is not subject to this limit. The Award granted hereby is intended to meet these requirements so that the Company can deduct this element of compensation.

18. MISCELLANEOUS. This Agreement is awarded pursuant to and is subject to all of the provisions of the Plan, including amendments to the Plan, if any. In the event of a conflict between this Agreement and the Plan provisions, the Plan provisions will control. The term “you” and “your” refer to the Grantee named in this Agreement. Capitalized terms that are not defined herein shall have the meanings ascribed to such terms in the Plan. This Agreement shall be binding on all successors and assigns of the Company.

In accepting the Annual Incentive Award set forth in this Agreement you accept and agree to be bound by all the terms and conditions of the Plan and this Agreement.

QUANEX BUILDING PRODUCTS CORPORATION

[Name and Title of Executing Officer]

AGREED AND ACCEPTED:

Name (please print):

6	Annual Incentive Award

Exhibit A

[Applicable Scorecard To Be Determined Annually]

7	Annual Incentive Award